Exhibit 4.2

BOSTON EDISON COMPANY

VOTES OF THE BOARD OF DIRECTORS

AT THE DECEMBER 11, 2003 MEETING

VOTED:	That the Company issue from time to time up to an aggregate of $500,000,000 unsecured debt securities (the “Debt Securities”), to be issued under and in accordance with the Indenture dated as of September 1, 1988, between the Company and The Bank of New York (formerly Bank of Montreal Trust Company), as trustee, as amended and supplemented (the “Indenture”) in such manner and at such times, upon such terms and at such prices as the Board of Directors of the Company, or the president, any senior vice president, the treasurer and any assistant treasurer of the Company (the “Authorized Officers”), may hereafter determine.

VOTED:	That the Debt Securities be established as one or more series of securities in accordance with and pursuant to the Indenture and that the Authorized Officers be, and each acting singly is, hereby authorized, in the name and on behalf of the Company, to fix the terms of the offer and sale of the Debt Securities, which may differ for each series, including, but not limited to, the maturity and interest rate, or interest rate formula, the interest payment dates, price to the underwriters and the public and redemption provisions, if any, subject to the following limitations:

Maturity Date:	not to exceed 30 years from the date of issue

Effective Fixed Interest Rate:	an all in effective rate to the Company not to exceed 10% per annum

Interest Rate formula:	not to exceed a spread of 100 basis points over LIBOR or a similar index, and at no time to exceed an effective interest rate of 10% per annum

VOTED:	That the forms of the Debt Securities presented to the Directors at this meeting are hereby established, adopted and approved with such changes, insertions and omissions as are required or permitted by the Indenture and these votes, and that such forms shall be filed with the minutes of this meeting; and that the Authorized Officers be, and each of them acting singly is, hereby authorized to complete the forms of Debt Securities as provided for in these votes, the completion of such Debt Securities to be conclusive evidence that the same has been approved by the Directors of the Company.

VOTED:	That The Bank of New York, the Indenture Trustee, is hereby also designated as the transfer agent, registrar and payment agent for the Debt Securities (the “Agent”) and that the Indenture Trustee and the Agent shall be entitled to the estate, powers, rights, authorities, benefits, privileges and immunities set forth in the Indenture; and that such resolutions, if any, as are customarily requested by the Indenture Trustee and the Agent with respect to its authority are hereby adopted and shall be filed with the minutes of this meeting.

VOTED:	That the Authorized Officers be, and each of them is, hereby authorized to file with the Indenture Trustee a certificate or certificates setting forth the forms and terms of the Debt Securities as established by and pursuant to those votes and the written order for the certification and delivery to the purchasers at the time and in the manner specified in any underwriting agreement for the Debt Securities; and that the offices of the Company be, and each of them acting singly is, hereby authorized to take such further action and execute such certificates, instruments and other documents as in the judgment of such officers or officer will comply with the provisions of the Indenture and any underwriting agreement and to issue and delivery the Debt Securities in accordance therewith.

BOSTON EDISON COMPANY

Officers’ Certificate

Pursuant to the authority delegated by the Board of Directors of Boston Edison Company by votes effective December 11, 2003, the undersigned designated officers do hereby:

(A) fix the terms of $300,000,000 aggregate principal amount of the 4.875% Debentures due 2014 (the “Debentures”) as set forth on Schedule A attached hereto; the Company may from time to time, without notice to or the consent of the holders of Debentures, create and issue further Debentures of any such series (the “Additional Debentures”) having the same terms and ranking equally and ratably with the Debentures of such series in all respects and with the same CUSIP number as the Debentures of such series, or in all respects except for the payment of interest accruing prior to the issue date of such Additional Debentures or except for the first payment of interest following the issue date of such Additional Debentures. Any Additional Debentures will be consolidated and form a single series with the related Debentures and shall have the same terms as to status, redemption and otherwise, as applicable, as the Debentures. Any Additional Debentures may be issued pursuant to an authorization provided by a resolution of the Board of Directors of the Company, or under a supplement to the Indenture. No Additional Debentures may be issued if an event of default has occurred with respect to the related Debentures. The Debentures will not be entitled to the benefit of a sinking fund. If any payment date on the Debentures falls on a day that is not a business day, the payment will be made on the next business day, but that payment will be considered as being made on the date such payment was due; and

(B) authorize and approve the form, terms and provisions of the Pricing Agreement, dated April 13, 2004, between the Company and Banc One Capital Markets, Inc. and Citigroup Global Markets Inc., as Representatives of the several Underwriters named therein, which incorporates all of the Underwriting Agreement, dated April 13, 2004, between the Company and the Representatives, relating to the issuance and sale of the Debentures, in the form presented to the undersigned authorized officers.

[Signature Page Follows]

Dated: April 13, 2004	By:	/s/ James J. Judge
James J. Judge
Senior Vice President, Treasurer and Chief Financial Officer

	By:	/s/ Philip Lembo
Philip Lembo
Assistant Treasurer